Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is executed and agreed to as of February 22, 2019 by and between Rosehill Operating Company, LLC, a Delaware limited liability company (the “Company”), and David L. French (“Employee”).

1.    Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Chief Executive Officer of the Company and in such other position or positions as may be assigned from time to time, with Employee’s consent, by the board of directors (the “Board”) of Rosehill Resources Inc. (the “Parent”).

2.    Duties and Responsibilities of Employee.

(a)    During the Employment Period, Employee shall devote Employee’s full business time, attention and best efforts to the business of the Parent and its direct and indirect subsidiaries including the Company (collectively, the “Company Group”) as may be requested by the Board from time to time. Employee’s duties shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Board from time to time, which duties may include providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Agreement, (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) with the prior written consent of the Board, engage in other personal and passive investment activities, in each case, so long as such interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to the Company Group or competitive with the business of the Company Group.

(b)    Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition, non-solicitation, restrictive covenant, non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer (excluding any member of the Company Group) in the course of performing services for any member of the Company Group, and Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any such prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

(c)    Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.

3.    Compensation.

(a)    Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $550,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.

(b)    Annual Bonus. Employee shall be eligible for discretionary bonus compensation for each complete calendar year that Employee is employed by the Company hereunder (the “Annual Bonus”). The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) annually, in its sole discretion, and communicated to Employee within the first ninety (90) days of the applicable calendar year (the “Bonus Year”). Notwithstanding the foregoing, Employee shall be eligible to receive a discretionary, pro rata bonus for the portion of the 2019 calendar year that Employee is employed by the Company hereunder (the “2019 Bonus”). Each Annual Bonus (including the 2019 Bonus), if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than May 15 following the end of such Bonus Year. Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus (including the 2019 Bonus), if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the last day of the applicable Bonus Year, except that, in the event that Employee’s employment terminates pursuant to Section 7(b), 7(c), 7(d) or 7(g), or upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of this Agreement by the Company pursuant to Section 4), Employee shall be eligible to receive a pro rata bonus for the calendar year in which such termination occurs, payable on the date annual bonuses are paid to similarly situated employees who have continued employment with the Company; provided that Employee executes on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, a Release (as defined below).

(c)    Long-Term Incentive Plan Awards. Subject to Section 3(d) below, Employee shall be eligible to receive annual awards under the Rosehill Resources Inc. Long-Term Incentive Plan (the “LTIP”) on such terms and conditions as the Board (or a committee thereof) shall determine from time to time, beginning in the first quarter of 2020. All awards granted to Employee under the LTIP, if any, shall be subject to and governed by the terms and provisions of the LTIP as in effect from time to time and the award agreements evidencing such awards. Nothing herein shall be construed to give Employee any rights to any amount or type of grant or award except as provided in a written award agreement provided to Employee and authorized by the Board (or a committee thereof).

(d)    Sign-On Bonus and Relocation Package. In connection with Employee’s employment with the Company, the Company will (1) pay Employee a one-time long-term incentive award valued at $1,650,000 sign-on bonus (the “Sign-On Bonus”) as soon as practicable following the Effective Date, such grant to be comprised of 50% restricted stock units and 50% performance share units, subject to the terms and conditions outlined in the applicable awards agreements and (2) reimburse and/or advance certain moving and relocation expenses, including a $120,000 one-time lump sum cash relocation bonus (such payments, the “Relocation Payments”). Employee acknowledges and agrees that the Relocation Payments are conditioned upon and subject to Employee’s remaining employed by the Company through each date of payment of the Relocation Payments. Further, in the event Employee’s employment is terminated by the Company for Cause or by Employee without Good Reason (i) within the first twelve (12) months following the Effective Date, then Employee must repay 100% of the Relocation Payments and (ii) within the thirteen (13) to twenty-four (24) months following the Effective Date, then Employee must repay 50% of the Relocation Payments. In each case, the repayment must occur within sixty (60) days following Employee’s date of termination.

4.    Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the commencement date of Employee’s employment hereunder (the “Effective Date”), and ending on the second anniversary of the Effective Date (the “Initial Term”). On the second anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than thirty (30) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. In addition, in event the Company delivers a written notice of non-renewal to Employee during the 12-month period following the occurrence of a Change in Control (as defined below), the termination of Employee’s employment upon or following the expiration of the Employment Period (as defined below) shall be treated as a termination of Employee’s employment hereunder and shall entitle the Employee to payments and benefits described in Section 7(g) of this Agreement. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.    Business Expenses. Subject to Section 22 and the Company’s policies then in effect, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for such expenses incurred after the date of Employee’s termination of employment with the Company.

6.    Benefits; Vacation.

(a)    Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

(b)    Vacation. Employee shall be eligible to take up to 5 weeks paid vacation each complete calendar year (an aggregate of two (2) weeks (which equals 10 days) of which may be carried forward to succeeding calendar years), which shall accrue and be taken, and which may increase, in accordance with the Company’s vacation policy as in effect from time to time. For the avoidance of doubt, Employee’s vacation shall be pro-rated for the calendar year that includes the Effective Date. Employee shall cease accruing vacation as of any time that Employee has accrued five (5) weeks of unused vacation, and Employee shall resume accruing vacation in accordance with this Section 6(b) only after Employee’s accrued, unused vacation is less than five (5) weeks.

7.    Termination of Employment.

(a)    Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean:

(i)    Employee’s material breach of this Agreement or any other written agreement between Employee and one or more members of the Company Group, including Employee’s breach of any material representation, warranty or covenant made under any such agreement, or Employee’s breach of any policy or code of conduct established by a member of the Company Group and applicable to Employee;

(ii)    the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of Employee;

(iii)    the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude; or

(iv)    Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from the Board, as determined by the Board (sitting without Employee, if applicable); provided, however, that if Employee’s actions or omissions as set forth in this Section 7(a)(iv) are of such a nature that the Board determines that they are curable by Employee, such actions or omissions must remain uncured thirty (30) days after the Board has provided Employee written notice of the obligation to cure such actions or omissions.

(b)    Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c)    Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

(i)    a material diminution in Employee’s Base Salary or authority, duties and responsibilities with the Company or its Subsidiaries; provided, however, that if Employee is serving as an officer or member of the board of directors (or similar governing body) of any member of the Company Group or any other entity in which a member of the Company Group holds an equity interest, in no event shall the removal of Employee as an officer or board member, regardless of the reason for such removal, constitute Good Reason;

(ii)    a material breach by the Company of any of its covenants or obligations under this Agreement; or

(iii)    the relocation of the geographic location of Employee’s principal place of employment by more than seventy-five (75) miles from the location of Employee’s principal place of employment as of the Effective Date.

Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i), (ii) or (iii) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days of the initial existence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within sixty (60) days after the initial existence of the condition(s) specified in such notice.

(d)    Death or Disability. Upon the death or Disability of Employee, Employee’s employment with Company shall terminate with no further obligation under this Agreement of either party hereunder except as provided in Section 3(b). For purposes of this Agreement, a “Disability” shall exist if Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable), due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days in any twelve (12)-month period, whether or not consecutive. The determination of whether Employee has incurred a Disability shall be made in good faith by the Board.

(e)    Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).

(f)    Effect of Termination.

(i)    If Employee’s employment hereunder is terminated by the Company without Cause pursuant to Section 7(b) (including upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of this Agreement by the Company pursuant to Section 4), or is terminated by Employee for Good Reason pursuant to Section 7(c), then so long as (and only if) Employee: (A) executes on or before the Release Expiration Date, and does not revoke within the time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments Employee may have under this Section 7; and (B) abides by the terms of each of Sections 9, 10 and 11, then the Company shall make a severance payment to Employee in a total amount equal to twelve (12) months’ worth of Employee’s Base Salary for the year in which such termination occurs (such total severance payments being referred to as the “Severance Payment”). The Severance Payment will be paid in a single lump sum on the first business day of the Company that is on or after the date that is sixty (60) days after the date on which Employee’s employment terminates (the “Termination Date”).

(ii)    Notwithstanding anything herein to the contrary, the Severance Payment (and any portion thereof) shall not be payable if (A) Employee’s employment hereunder terminates upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of this Agreement by Employee pursuant to Section 4, or (B) if Employee fails to assume employment with the Company as of the Effective Date for any reason, including in the event that the transactions contemplated in the Business Combination Agreement are not consummated.

(iii)    If the Release is not executed and returned to the Company on or before the Release Expiration Date, or the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Payment. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.

(g)    Termination upon Change in Control.

(i)    In lieu of the payments and benefits set forth in Section 7(f)(i), in the event Employee’s employment terminates without Cause or due to Employee’s resignation with Good Reason, in either case, on or within twelve (12) months following the date of a Change in Control, subject to Employee signing on or before the Release Expiration Date, and not revoking, the Release, Employee shall receive an amount in cash equal to twenty-four (24) months’ worth of Employee’s Base Salary for the year in which such termination occurs, payable in a single lump sum not later than the first business day of the Company that is on or after the date that is sixty (60) days after the date on which Employee’s employment terminates. For the purposes of this Agreement, the term “Change in Control” means the occurrence of any of the following events:

(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (x) the then-outstanding shares of stock of the Parent (the “Outstanding Stock”) or (y) the combined voting power of the then-outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, that the following acquisitions shall not constitute a Change in Control: (A) any such acquisition directly from Parent; (B) any such acquisition by Parent; (C) any such acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any of its subsidiaries; (D) any such acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) identified in Item 12 of Parent’s Form 10-K for the fiscal year ended December 31, 2017 as beneficially owning more than 10% of the Outstanding Stock; or (E) any such acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (c) below;

(b)    The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or disability) to constitute at least majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by Parent’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of Parent in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors; or

(c)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Parent or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities that represent or are convertible into more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of members of the board of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns Parent, or all or substantially all of Parent’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by Parent or such entity resulting from such Business Combination, beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of the members of the board of directors or other governing body of such entity except to the extent that such ownership results solely from ownership of Parent that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(ii)    Notwithstanding any provision to the contrary in any of (a) this Agreement, (b) the LTIP, or (c) any award agreement covering any awards granted to Employee under the LTIP (the “LTIP Awards”), in the event that (x) a Change in Control occurs pursuant to a definitive agreement entered into by the Company within 6 months after the Effective Date and (y) in connection with or following the date of such Change in Control, the Employee’s employment is terminated by the Company without Cause or the Employee resigns his employment for Good Reason, then the Employee’s unvested LTIP Awards will not vest or become payable in connection with such termination or resignation, as applicable, and all of the Employee’s unvested LTIP Awards will immediately and automatically be cancelled and forfeited for no consideration upon such termination or resignation.

8.    Disclosures. Promptly (and in any event, within three business days) upon becoming aware of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board. A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with Employee’s duties, responsibilities, authorities, or obligations for and to the Company Group.

9.    Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Employee’s employment, Employee shall comply with this Section 9.

(a)    Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 9 if Employee were to violate any of the covenants set forth in Section 10. Employee shall follow all Company policies and protocols regarding the physical security of all documents and other material containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.

(b)    Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

(i)    disclosures to other employees of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii)    disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;

(iii)    disclosures and uses that are approved in writing by the Board; or

(iv)    disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c)    Upon the expiration of the Employment Period and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information in Employee’s possession, custody or control and Employee shall not retain any such document or other materials. Within five (5) business days of any such request, Employee shall certify to the Company in writing that all such documents and materials have been returned to the Company. Notwithstanding any provision herein to the contrary, if Employee and Company are involved in a dispute at the expiration of the Employment Period or at any other time that a return of documents or other materials is requested by the Company, Employee shall be entitled to deliver a record copy of any documents and materials relevant to such dispute to Employee’s attorney for retention until such time as such dispute is resolved; provided, that Employee’s attorney agrees in writing to be bound by the confidentiality obligations set forth in this Section 9.

(d)    All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to business opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, analyses, compilations, forecasts, studies, geophysical data, engineering analyses or reports, geological maps and data, well logs, cartographic data, reserve engineering data, samples, acquisition prospects, lists of mineral interests and lease holders, project costs and related details, the identity of customers, producers, gatherers or service providers or their requirements, the identity of key contacts within the organizations of customers, producers, gatherers, service providers or acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e)    Notwithstanding the rest of this Section 9:

(i)    Employee shall not be prevented from, nor shall Employee be criminally or civilly liable under any federal or state trade secret law for, making a disclosure of trade secrets or other Confidential Information that is: (A) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of applicable law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law; and

(ii)    in the event Employee files a lawsuit for retaliation by the Company for Employee’s reporting of a suspected violation of law, Employee may (A) disclose a trade secret to Employee’s attorney and (B) use the trade secret information in the court proceeding related to such lawsuit, in each case, if Employee (x) files any document containing such trade secret under seal; and (y) does not otherwise disclose such trade secret, except pursuant to court order.

10.    Non-Competition; Non-Solicitation.

(a)    The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the Company providing

Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and substantial and legitimate business interests.

(b)    During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i)    engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or loaning money to, or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group;

(ii)    appropriate any Business Opportunity of, or relating to, the Company Group located in the Market Area;

(iii)    solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with the Company Group; or

(iv)    solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c)    Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(d)    The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e)    The following terms shall have the following meanings:

(i)    “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include the exploration or production of oil or natural gas.

(ii)    “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii)    “Market Area” shall mean: (a) Texas, Loving, Reeves, Culberson, Pecos, Ward, Winkler counties in the State of Texas; (b) Lea and Eddy counties in the State of New Mexico; (c) Wise County, Texas (for so long as a member of the Company Group owns or leases any assets within such county); and (d) any other county in which any member of the Company Group conducts Business during the Employment Period.

(iv)    “Prohibited Period” shall mean the period during which Employee is employed by the Company or any other member of the Company Group and continuing for a period of twenty-four (24) months following the date that Employee is no longer employed by the Company or any other member of the Company Group.

11.    Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any member of the Company Group and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company to assist the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

12.    Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility. The Company shall pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses reasonably incurred, to comply with Employee’s obligations under this Section 12, so long as Employee provides reasonable documentation of such expenses and obtains the Company’s prior approval before incurring such expenses.

13.    Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

14.    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to the word “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

15.    Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in the Houston, Texas.

16.    Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto. In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all sums and compensation that Employee has been owed or ever could be owed (with the exception of any base salary first earned in the pay period including the Effective Date) by any current or former employer for all periods prior to the date hereof.

17.    Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

18.    Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.

19.    Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a Business Day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-Business Day, then it shall be deemed to have been received on the next Business Day after it is sent, (c) on the first Business Day after such notice is sent by express overnight courier service, or (d) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Rosehill Operating Company, LLC

16200 Park Row, Suite 300

Houston, TX 77084

Facsimile: (281) 829-0856

Attention: Gary C. Hanna

If to Employee, addressed to:

Employee’s last known address on file with the Company.

20.    Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

21.    Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

22.    Section 409A.

(a)    Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of

Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)    Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

23.    Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 24 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

24.    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

25.    Effect of Termination. The provisions of Sections 7, 9, 13 and 21 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

26.    Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10, 11 and 12 and shall be entitled to enforce such obligations as if a party hereto.

27.    Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the date first above written.

EMPLOYEE

/s/ David L. French
David L. French

ROSEHILL OPERATING COMPANY, LLC

By:	/s/ Gary C. Hanna
Name:	Gary C. Hanna
Title:	Interim President and Chief Executive Officer

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT